Exhibit 10.2

FIRST AMENDMENT

TO THE

EMPLOYMENT AGREEMENT BETWEEN

LYRA THERAPEUTICS, INC. AND HARLAN WAKSAL

This Amendment (the “Amendment”) to that certain Employment Agreement between Lyra Therapeutics, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Harlan Waksal (the “Executive”) dated as of February 16, 2022 (the “Employment Agreement”) is made as of this 7th day of March, 2025 (the “Amendment Date”), by and among the Company and the Executive.

WITNESSETH

WHEREAS, the Company and the Executive desire to amend the terms of the Employment Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (collectively the “Parties”) hereby agree to the following:

1. Section 4(b)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(i) an amount in cash equal to 1.0 times the Annual Base Salary, payable in a single lump sum payment no later than the first Company payroll date after the Release is effective;”

2. Section 4(b)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans, less the amount Executive would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Date of Termination, during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the twelve (12)-month period following the date of Executive’s Separation from Service (the “Severance Period”), (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and Executive’s covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility); and”

3. Section 4(c)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(i) an amount in cash equal to 1.5 times the sum of (A) the Annual Base Salary plus (B) the Target Annual Bonus, payable in a single lump sum payment no later than the first Company payroll date after the Release is effective;”

4. Section 4(c)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) the benefits set forth in Section 4(b)(iii), provided that the “Severance Period” will mean the eighteen (18)-month period following the date of Executive’s Separation from Service;”

5. Section 9(k)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).”

6. No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

7. Acknowledgement. The Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.

8. Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law and may be executed in several counterparts by the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the Amendment Date.

LYRA THERAPEUTICS, INC.

By:	/s/ Maria Palasis
Name:	Maria Palasis
Title:	CEO

EXECUTIVE

/s/ Harlan Waksal
Harlan Waksal